UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Greenbacker Renewable Energy Company LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Greenbacker Renewable Energy Company LLC
11 East 44th Street, Suite 1200

New York, NY 10017

SUPPLEMENT TO NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS
AND DEFINITIVE PROXY STATEMENT DATED APRIL 2, 2020

This Supplement provides updated information with respect to the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Greenbacker Renewable Energy Company LLC (the “Company”), to be held at the offices of Alston & Bird LLP, the Company’s legal counsel, located at 90 Park Avenue, New York, New York 10016, on May 26, 2020, at 9:00 A.M., Eastern Time. This Supplement supplements and amends the Company’s Notice of the 2020 Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting, which was filed with the Securities and Exchange Commission on April 2, 2020 (the “Proxy Statement”).

Withdrawal of Proposal No. 2

The Company has decided to withdraw Proposal No. 2 from the Proxy Statement. Proposal No. 2 requested the shareholders of the Company to approve certain amendments to the Second Amended and Restated Limited Liability Company Operating Agreement of the Company, dated October 9, 2013 (the “Operating Agreement”), to remove all of the provisions in the Operating Agreement related to the Income Incentive Distribution and the Capital Gains Incentive Distribution, in each case payable to GREC Advisors, LLC, the Special Unitholder and a subsidiary of Greenbacker Capital Management, LLC (“GCM”), the Company’s investment adviser, under certain circumstances specified in the Operating Agreement.

The purpose for the proposed amendments to the Operating Agreement in Proposal No. 2 was to eliminate the bulk of the incentive compensation payable to the Special Unitholder under the Operating Agreement, with the expectation that such incentive compensation would have been replaced in the future with a new incentive fee payable by the Company to GCM implemented through amendments to the Second Amended and Restated Advisory Agreement, dated March 6, 2020, among the Company, Greenbacker Renewable Energy Corporation and GCM (the “Advisory Agreement”). Such incentive fee was to have been developed based on recent market developments in terms of incentive compensation for alternative investments fund managers.

The Company has decided to withdraw Proposal No. 2 and forestall the proposed amendments to the Operating Agreement until such time as the Company has finalized a proposed structure that is consistent with the structure of incentive compensation payable by the Company’s market peers. The Company will hold the Annual Meeting as previously scheduled and Proposal No. 2 will not be presented or voted upon at the Annual Meeting. None of the other agenda items presented in the Proxy Statement are affected by this Supplement.

Voting Matters

If you have already returned your proxy card or provided voting instructions, you do not need to take any action with respect to your vote on Proposal No. 2. Properly executed proxy cards and voting instructions provided by shareholders remain valid and will be voted at the Annual Meeting as instructed on the proxy card or voting instruction form with respect to all other matters properly brought before the Annual Meeting, unless revoked. Because Proposal No. 2 has been withdrawn and will not be presented at the Annual Meeting, shares represented by proxy cards and voting instruction forms returned before the Annual Meeting will not be voted with respect to Proposal No. 2, and any votes received on Proposal No. 2 will not be tabulated.

Shareholders who have not yet returned their proxy card or submitted their voting instructions should complete the proxy card or provide voting instructions, disregarding Proposal No. 2. The Company will not make available or distribute, and you do not need to submit, a new proxy card or provide new voting instructions solely as a result of the withdrawal of Proposal No. 2.

YOUR VOTE IS IMPORTANT!

Instructions on how to vote your shares are contained in the Proxy Statement and your proxy card. The Proxy Statement and the proxy card are also available on the Company’s website at www.greenbackerrenewableenergy.com.

Submitting your proxy does not affect your right to vote in person if you decide to attend the Annual Meeting. You are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before it is exercised at the Annual Meeting.

By Order of the Board of Directors,

/s/ Charles Wheeler
Charles Wheeler
President & Chief Executive Officer

April 17, 2020

New York, New York

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